Schedule 13D
CUSIP No. 12008R 10 7	Page 1 of 2 Pages

Exhibit 3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that I, SUZANNE ROBOTTI (“Maker”), hereby make, constitute and appoint each of ERWIN MEVORAH and STEPHEN HART, acting individually, as my agent and attorney-in-fact for the purpose of:

1.
executing in my name, (a) in my personal capacity, or (b) in my capacity as Director of the Suzanne and Robert Robotti Foundation, Incorporated, all documents, certificates, instruments, statements, filings, forms, reports, schedules, exhibits and agreements (“Documents”) either (i) to be filed with or delivered to any foreign or domestic governmental or regulatory body (including a stock exchange or market or self-regulatory organization) or (ii) required or requested by any other person or entity pursuant to any legal or regulatory requirement, in each case relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments (“Investments”), and any other Documents relating or ancillary thereto, and any amendments thereof and any filing agreement relating thereto, including without limitation all Documents relating to filings (A) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 (the “Exchange Act”), and the respective rules and regulations promulgated thereunder, including all Documents relating to the beneficial ownership of securities required to be filed with the Commission pursuant to Section 13(d) or Section 16(a) of the Exchange Act and any reports on Form 13F required to be filed with the Commission pursuant to Section 13(f) of the Exchange Act and (B) pursuant to any of the Canadian provincial securities regulatory authorities, including filings on the System for Electronic Document Analysis and Retrieval (SEDAR);

2.	doing and performing any and all acts for and on my behalf which may be necessary or desirable to complete, execute and file any such Document; and

3.
taking any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the Documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

Notwithstanding anything to the contrary herein, in no event shall any attorney-in-fact, by being named attorney-in-fact hereby alone, have the power of Maker to acquire, own, manage or dispose any Investments.

All past acts of these attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

By this instrument, I do also cancel and revoke any and all prior authorizations, appointments or powers of attorney made, granted or given by me with respect to the matter covered hereby.

This power of attorney shall be valid from the date hereof with respect to each attorney-in-fact until revoked by me in a signed writing delivered to such attorney-in-fact.

Schedule 13D
CUSIP No. 12008R 10 7	Page 2 of 2 Pages

IN WITNESS WHEREOF, I have executed this instrument as of the 2nd day of July 2013.

/s/ Suzanne Robotti
Suzanne Robotti

BE IT KNOWN, that on this 2nd day of July 2013, before me, Susan Kaplan, personally came and appeared Suzanne Robotti, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year above written.

/s/ Susan Kaplan
Susan Kaplan
Notary Public

SUSAN KAPLAN
NOTARY PUBLIC
No. 01KA6052215
Qualified in Rockland County
My Commission Expires
December 11, 2014